Filing Under Rule 424(b)(2)
                                            Registration Statement
                                            File Number 61863

PROSPECTUS
                               $75,000,000

                          COLONIAL GAS COMPANY

                   Secured Medium Term Notes, Series A
            Due from 9 months to 40 years from Date of Issue
                       _________________________

   Colonial Gas Company (the "Company") intends to offer, from time to time, up to $75,000,000 aggregate principal amount of its Secured Medium Term Notes, Series A (the "Notes") having various maturities from 9 months to 40 years from their dates of issue. The Notes will be issued only in fully registered form, without coupons, and will be denominated in U.S. dollars, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Notes will bear interest at a fixed rate to be determined by the Company at or prior to the sale thereof and set forth in a pricing supplement relating to the Notes (a "Pricing Supplement"). Interest rates may vary with each Note issued by the Company. Unless otherwise specified in the applicable Pricing Supplement, interest on the Notes will be payable semiannually on February 15 and August 15 of each year, and at maturity or, if applicable, upon redemption at the option of the Company.

  The Notes will be issued as a new series of First Mortgage Bonds under the Company's Second Amended and Restated First Mortgage Indenture and, pursuant to such Indenture, secured by a lien on certain property owned by the Company. See "Description of Notes."

   The aggregate principal amount, interest rate, purchase price, maturity and redemption, if applicable, and any other material financial terms not described herein of each Note will be set forth in the applicable Pricing Supplement.

   Each Note will be issued as a Book-Entry Note and will be represented by a Global Note registered in the name of The Depository Trust Company, as Depositary, or its nominee, unless otherwise specified in the applicable Pricing Supplement. Beneficial interests in a Global Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Owners of beneficial interests in a Global Note will not be considered holders thereof and will not be entitled to receive physical delivery of Notes in definitive form, except under circumstances described herein. See "Description of Notes - Book-Entry Notes."
                        ________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS
THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY PRICING SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      Price to      Agents'     Proceeds to the
                       Public     Commission    Company (2)(4)
                         (1)        (2)(3)
Per Note                100%         .125% -        99.875% -
                                     .750%          99.250%
Total              $75,000,000     $ 93,750 -     $74,906,250 -
                                   $562,500       $74,437,500

(1) Unless otherwise indicated in a Pricing Supplement, the Notes will be issued at 100% of their principal amount.

(2) The Company will pay to an Agent a commission ranging from .125% to .750% of the principal amount of any Note, depending on its stated maturity, sold through such Agent. The Company also may sell the Notes to an Agent at a discount for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by such Agent. Unless otherwise indicated in a Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof, less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity, and may be resold by such Agent. The Notes may also be sold by the Company directly to investors, in which case no commission will be payable to any Agent.

(3) The Company has agreed to indemnify the Agents against civil liabilities, including liabilities under the Securities Act of 1933, as amended.

(4)   Before  deduction of expenses payable by the Company estimated  at
  $180,000.
                       ___________________________

   The Notes are being offered on a continuing basis by the Company through the Agents, each of which has agreed to use its reasonable efforts to solicit purchases of the Notes. The Company reserves the right to sell the Notes directly to purchasers on its own behalf. The Company also may sell the Notes to the Agents acting as principal for resale to one or more purchasers. The Notes will not be listed on any securities exchange, and there can be no assurance that all or any portion of the Notes offered by this Prospectus will be sold or that there will be a secondary market for any of the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the Agent that solicits any offer may reject such offer to purchase Notes, in whole or in part. See "Plan of Distribution."
                       ___________________________

Smith Barney Inc.    A.G. Edwards & Sons, Inc.  PaineWebber Incorporated
                       ___________________________

             The date of the Prospectus is September 27, 1995

IN CONNECTION WITH THE DISTRIBUTION OF NOTES UNDERWRITTEN BY AN AGENT ACTING AS PRINCIPAL, SUCH AGENT MAY OVERALLOT OR EFFECT TRANSACTIONS WITH A VIEW TO STABILIZING OR MAINTAINING THE MARKET PRICE OF THE NOTES AT LEVELS OTHER THAN THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN ANY OVER-THE-COUNTER MARKET OR OTHERWISE AND, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


                     AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and Chicago Regional Office, 500
W. Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


       INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   The following documents heretofore filed with the Commission pursuant to the Exchange Act are hereby incorporated in this Prospectus by reference and made a part hereof:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994.

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

  All documents filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Notes shall be deemed to be incorporated in this Prospectus by reference and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained in this Prospectus or in any other subsequently-filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The information relating to the Company contained in this Prospectus summarizes, is based upon, or refers to information and financial statements contained in one or more of the documents incorporated by reference herein. Accordingly, such information contained herein is qualified in its entirety by reference to such incorporated documents and should be read in conjunction therewith.

  The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, including any beneficial owner, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than certain exhibits to such documents. Requests should be directed to Manager of Financial Services, Colonial Gas Company, 40 Market Street, Lowell, Massachusetts 01852 (Telephone: (508) 458-3171).

                          THE COMPANY

   The Company, a Massachusetts corporation formed in 1849, is primarily a regulated natural gas distribution utility that serves approximately 136,000 customers in 24 cities and towns located northwest of Boston, Massachusetts and on Cape Cod. Through its wholly-owned energy trucking subsidiary, Transgas Inc. ("Transgas"), the Company also provides over-the-road transportation of liquefied natural gas, propane and other commodities. References in this Prospectus to the Company do not, unless otherwise required by the context, refer to or include Transgas.

   The Company's combined natural gas distribution service areas cover approximately 622 square miles and have a year-round population of approximately 500,000. The Company is currently serving approximately 48% of potential customers in its service areas. Of its 136,000 customers, approximately 90% are residential accounts. The Company added 4,456 firm customers in 1994. Approximately 55% of such growth resulted from new construction in its service areas and approximately 45% resulted from conversions to gas from other energy sources for existing homes and businesses.

   The address of the Company's principal executive office is  40
Market  Street,  Lowell,  Massachusetts 01852  (Telephone:  (508)
458-3171).



                 SELECTED FINANCIAL INFORMATION
                     (Dollars in thousands)

                                                          Twelve Months
                                                              Ended
                           Year Ended December 31,        June 30,1995
                           1992      1993       1994        (Unaudited)

Operating Revenues         $145,054  $166,261  $166,259      $154,216
Utility Operating Income   $ 17,151  $ 18,890  $ 17,517(a)   $ 17,152(a)
Net Income                 $ 10,643  $ 12,022  $ 11,009(a)   $  9,114(a)
Ratio of Earnings to           3.08      3.18      2.92          2.38
Fixed Charges(b)

                                                    June 30, 1995
                                                     (Unaudited)
Long-term Debt (excluding current portion)          $ 75,035
Common Equity                                        104,566
Total Capitalization                                $179,601

__________________

      (a) Includes effect of a restructuring charge recorded in December 1994 in the amount of $1,965 after tax.

     (b) Ratios of Earnings to Fixed Charges for the years ended December 31, 1990 and 1991 were 1.74 and 2.31, respectively. Fixed charges include the financing costs of the Company's gas inventories which the Massachusetts Department of Public Utilities allows to be fully recovered through the Cost of Gas Adjustment Clause and which are reported in the Company's consolidated statement of income as cost of gas sold. Fuel financing costs were $1,078, $671, $433, $390, $504 and $636 for the years ended December 31, 1990, 1991, 1992, 1993 and 1994, and for the twelve months ended June 30, 1995, respectively.

                        USE OF PROCEEDS

  The net proceeds from the sale of the Notes offered hereby will be used for utility plant construction and, to the extent described in a Pricing Supplement, refunding of maturing long-term indebtedness, and for repayment of short-term bank debt incurred for such purposes.

                      DESCRIPTION OF NOTES

   The following statements are a summary only, do not purport to be complete, and are subject to the detailed provisions of the Second Amended and Restated First Mortgage Indenture dated as of June 15, 1992 between the Company and The First National Bank of Boston, as Trustee (the "Trustee"), and indentures supplemental thereto, including the supplemental indenture creating the Notes, the form of which is filed as an exhibit to the Registration
Statement of which this Prospectus is a part and to which reference is hereby made (collectively, the "Indenture"). This summary incorporates by reference the Indenture and is qualified in its entirety by such reference. Certain of the terms used below are used herein with the meanings ascribed to such terms by the Indenture.

General

   The  Notes will be issued as a new series of additional  First
Mortgage Bonds (the "Bonds") under the Indenture. The Notes will be limited in aggregate principal amount to $75,000,000.

  The Notes will be issued in fully registered form only, without coupons. The Notes will be issued in book-entry form (the "Book-
Entry Notes"). The denominations of Notes will be $1,000 and multiples thereof.

  The Notes will be offered on a continuing basis and will mature
from  nine  months to forty years from their issue  dates.   Each
Note will bear interest at a fixed rate. The Notes will not have any conversion rights.

   The Pricing Supplement relating to the Notes will describe the following terms: (i) the purchase price of such Notes which may be expressed as a percentage of the principal amount at which such Notes will be issued; (ii) the date on which such Notes will be issued; (iii) the date on which the principal of such Notes will become due and payable; (iv) the rate per annum at which such Notes will bear interest; (v) the date or dates from which any such interest shall accrue; (vi) the terms for redemption, if any; and (vii) any other terms of such Notes not inconsistent with the Indenture.

Payment of Principal and Interest

   The Notes will bear interest at a fixed rate from the later of their date of issue or the most recent date on which any interest has been paid or duly provided for at the fixed rate per annum specified therein and in the applicable Pricing Supplement, until the principal of such Notes is paid or made available for payment. Interest on the Notes will be payable semi-annually each February 15 and August 15 (unless otherwise indicated in the applicable Pricing Supplement) and at maturity or redemption. Each payment of interest will include interest accrued to but excluding the interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

   Principal of and interest on Notes will be paid in immediately available funds in the manner described below under "Book-Entry Notes." The principal of and premium, if any, and interest at maturity on all Notes will be paid in immediately available funds to the holders of record of such Notes (which, in the case of a Global Note (as defined herein) representing Book-Entry Notes, will be the Depositary (as defined herein) or its nominee), on the date of such payment as provided in the indenture provided that, in the case of Notes not represented by a Global Note, such Notes are presented to the Trustee in time for the Company to make such payments in such funds in accordance with its and the Trustee's normal procedures. The Company may use one or more paying agents.

Redemption

   To the extent set forth in the applicable Pricing Supplement, the Notes may be redeemable, at the option of the Company, in whole or in part, at the redemption prices set forth therein. The Notes are also subject to redemption at the principal amount thereof, in whole or in part, through the application of eminent domain moneys or proceeds of insurance arising from loss or casualty. The applicable Pricing Supplement may also set forth the terms of any rights of the holders of notes to require the redemption or repurchase thereof by the Company.

   Except as may otherwise be specified in the applicable Pricing Supplement, notice of redemption shall be published or mailed to the registered owners of the Notes to be redeemed at least 30 days but not more than 60 days prior to the redemption date.

Security

    The Indenture constitutes a first mortgage lien upon substantially all of the fixed property and franchises of the Company, consisting principally of gas distribution property, real estate and buildings, subject to permitted liens. The lien of the Indenture secures all Bonds (including the Notes) from time to time issued and outstanding under the Indenture, equally and ratably and without distinction as to series (except as to sinking funds and other analogous funds established for the exclusive benefit of a particular series). At June 30, 1995, the Company had $82,363,636 aggregate principal amount of Bonds outstanding, consisting of five separate series. These outstanding series of Bonds, and any future series of Bonds to the extent so designated at the time of their issue, are referred to in the Indenture as Prior Series Bonds, and as such are entitled, so long as they are outstanding, to approve certain actions and to waive certain restrictions under the Indenture.
Except to the extent described below under "Restrictive Covenants" or specified in a Pricing Supplement, the Notes will not be designated as Prior Series Bonds.

   The Indenture subjects to the lien thereof property of the character initially mortgaged which is subsequently acquired by the Company. Such after-acquired property may be subject to prior liens which are outstanding or created at the time of such acquisition in an amount not in excess of 60% of the cost or fair value, whichever is less, of such after-acquired property, subject to an overall limit on debt secured by such prior liens. The property excepted from the lien of the Indenture consists principally of: cash and securities (unless deposited with the Trustee); contracts, accounts receivable, leases and operating agreements; equipment, spare parts, tools, materials, supplies and fuel held for sale, lease, use or distribution in the ordinary course of business of the Company; vehicles; leasehold interests and leasehold improvements; and other real and personal property which is not an integral part of the gas distribution operations of the Company. Neither the capital stock of Transgas nor any assets of Transgas are subject to the lien of the Indenture.

   The Company's principal plants and properties, insofar as they constitute real estate, are owned in fee; certain other facilities of the Company are located on premises held by the Company under leases, permits or easements; and the Company's gas distribution systems (which constitute a substantial portion of the Company's investment in physical property) are for the most part located under highways, streets, other public places or property owned by others for which permits, grants, easements, licenses or franchises (deemed satisfactory but without examination of underlying land titles) have been obtained.

   The Indenture provides that the Trustee shall have a lien on the mortgaged property, prior to the Bonds, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities.

Issuance of Additional Bonds

  The maximum principal amount of Bonds which may be issued under the Indenture is not limited. Additional Bonds of any series may be issued from time to time, upon meeting the requirements of the Indenture, in principal amounts equal to:

     (1) 60% of the lesser of the cost or fair value of the net amount of additional property not previously funded, which means, in general terms, the fixed assets of the Company constituting "gas utility property" less any retirements;

     (2)   the principal amount of Bonds which have been  or  are
     then  being  retired,  and which have  not  previously  been
     funded,   plus  certain  excess  sinking  fund  and  similar
     payments; or

     (3) the amount of cash deposited with the Trustee for such purpose up to a maximum of $2,000,000 of cash held by the Trustee at any time.

   In order to issue Bonds based on additional property or cash, the Company must have net earnings for any twelve consecutive month period within the fifteen months preceding the date of issuance equal to at least twice the annual interest payments on all outstanding Bonds (including the Bonds proposed to be issued) and any other debt secured by a lien equal or superior to the lien of the Indenture, and at least 90% of the required net earnings must be from the Company's gas utility operations. This net earnings requirement also must be met for the issue of Bonds based on retired Bonds unless the Bonds being issued bear interest at a rate no higher than the retired Bonds or are issued no later than 3 years after the stated maturity of the retired Bonds.

   In addition to the foregoing, without the approval of the holders of 66 2/3% of the outstanding principal amount of each series of Prior Series Bonds, secured long-term debt of the Company, which would include Bonds with a maturity of more than one year, may not exceed 55% of the total capitalization of the Company. Total capitalization consists of long-term debt, preferred stock and common equity of the Company.

   The Company expects to issue the Notes primarily on the basis of additional property. At July 31, 1995, the Company had approximately $69,920,000 net amount of additional property and $10,548,864 of retired Bonds, entitling it in accordance with the provisions of the Indenture to issue approximately $52,500,000 of additional Bonds.

    The   issuance  of  the  Notes  has  been  approved  by   the
Massachusetts Department of Public Utilities, provided that not more than $65,843,062 of Notes may be issued prior to August 31, 1996.

Release of Property

   The Indenture provides for the release of property of the Company from the lien of the Indenture under various circumstances, so long as no default exists, based, in most circumstances, on the net proceeds received in connection with the disposition of the property being applied to acquire other gas utility property of at least equal value which becomes subject to the lien of the Indenture on being deposited with the Trustee.

Restrictive Covenants

   The Indenture contains the following covenants for the benefit of the holders of all Bonds:

     Limitation on Encumbrances. The Company will not create or suffer any other encumbrance or lien upon the property subject to the lien of the Indenture except (i) certain routine permitted liens; (ii) liens on after-acquired property which do not exceed 60% of the cost or fair value, whichever is less, of the acquired property and which existed at the time of acquisition or were contemporaneously created to secure the purchase price, provided that such liens may not, except in certain circumstances, exceed 15% of the principal amount of outstanding Bonds without the consent of the holders of at least 66 2/3% of the principal amount of outstanding Bonds; and (iii) liens on after-acquired property acquired through a sale and leaseback transaction which complies with the debt restrictions described below.

     Reserve  for  Depreciation.  The Company  will  maintain  an annual  reserve  for depreciation of not less than  2%  of  its
  depreciable   property  (excluding  certain  discontinued   gas
  manufacturing facilities).

     The Indenture also provides that, so long as any Prior Series Bonds are outstanding, the Company will not, without the consent of the holders of at least 66 2/3% of the principal amount of each series of Prior Series Bonds then outstanding:

     Dividend Restrictions. Make any restricted payments to common stockholders unless the sum of restricted payments made on or after January 1, 1992 will not exceed 100% of the Company's net income available for common dividends from that date (reduced by certain stock repurchases in excess of net proceeds of stock sales), plus an amount which starts at $8,000,000 and increases to $12,500,000 when certain series of Prior Series Bonds cease to be outstanding.

     Debt Restrictions. Incur (i) any indebtedness for money borrowed unless all indebtedness for money borrowed (taking into account the proposed transaction) would not exceed 63% of the sum of short-term debt plus total capitalization of the Company or (ii) any secured long-term debt unless all secured long-term debt (taking into account the proposed transaction) would not exceed 55% of total capitalization. The foregoing restrictions would apply to the issuance of additional Bonds under the Indenture.

     Operating Lease Restrictions. Become liable as lessee or purchaser under any operating lease or installment purchase contract having a term of more than 3 years if the aggregate payments under all such operating leases and contracts in any 12 month period would exceed 3% of total capitalization of the Company. The determination of the status of leases in existence on December 31, 1991 as operating or capital leases is made as of that date.

  For purposes of the debt restrictions above, but not otherwise, the Notes will be considered Prior Series Bonds.

Events of Default

   The Indenture provides generally that the following events constitute a default: (i) failure by the Company to pay the principal of any Bond when due; (ii) failure by the Company to pay interest on any Bond for a period of ten days after such payment is due; (iii) failure of the Company to pay any sinking, replacement or analogous fund installment when due; (iv) breach of certain representations, warranties and covenants of the Company (in the case of certain covenants, after a 30 day grace period); (v) failure to pay certain other indebtedness or failure to perform any covenant with respect to such indebtedness after any applicable grace period, the effect of which causes, or permits the holders thereof to cause, such indebtedness in an amount in excess of 3/4 of 1% of tangible net worth of the Company to become due prior to its stated maturity or permits the holders of such indebtedness to elect a majority of the board of directors of the Company; (vi) failure to perform any covenant relating to preferred stock of the Company, the effect of which would require, or permit the holders thereof to require, the Company to redeem such preferred stock prior to any mandatory redemption date; (vii) a final judgment against the Company in a specified material amount which remains unstayed for more than 60 days; and (viii) certain events of bankruptcy, insolvency and reorganization of the Company. The failure of the Company to redeem the Series CE Bonds at the request of the original owner of those Bonds in the event of a change of control of the Company (as defined in the supplemental indenture providing for the issue of Series CE Bonds) is also a default under the Indenture.

  If a default exists, the Trustee may and, at the request of the holders of at least 25% of the principal amount of the outstanding Bonds, shall declare all of the Bonds to be immediately due and payable, subject to the right of the holders of a majority of the principal amount of the outstanding Bonds to rescind such declaration if the default has been cured. The holders of at least 66 2/3% of the principal amount of the outstanding Bonds (including at least 60% in principal amount of Bonds of any Prior Series specially affected) may waive any default except a payment default or a lien default. Upon a default, all outstanding Bonds generally share ratably in accordance with the principal, premium, if any, and interest then owing on such outstanding Bonds. In addition to principal and interest, the Indenture provides that the holders of the Series CE and CH Bonds are entitled to receive upon default, a make-whole premium.

   Subject to provision for indemnification of the Trustee, the holders of a majority in principal amount of outstanding Bonds have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee under the Indenture. No holder of any Bond will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of an existing default and unless also the holders of at least 25% in principal amount of the outstanding Bonds shall have made written request, and offered reasonable security or indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall have failed to institute such proceeding within 30 days. However, the holder of any Bond will have an absolute right to receive payment of the principal of and premium, if any, and interest on such Bond on or after the due dates and to institute suit for the enforcement of any such payment.

  The Indenture requires the Company to certify to the Trustee at the time of the issuance of any Bonds whether there is a default in the performance or observance of any provision of the Indenture. The Indenture also requires an annual opinion of counsel as to the maintenance of the lien of the Indenture.

Modification of the Indenture

  Modification and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of at least 66 2/3% in principal amount of the outstanding Bonds of all series affected thereby and of each series affected thereby in a manner different than other affected series; provided, however, that no such modification or amendment may (i) without the consent of the holder of a Bond, affect or impair the obligation of the Company in respect of the principal of or premium and interest on such Bond or change the amount or rate or extend the time of such payment, or (ii) without the consent of the holders of all Bonds outstanding, reduce the percentage required for a modification or amendment or the creation, except as authorized, of a lien prior to or on a parity with the lien of the Indenture.

   The Company and the Trustee may agree to certain routine modifications and amendments of the Indenture without the consent of the holders of the Bonds, including modifications in regard to matters arising under the Indenture as may be necessary or desirable and not inconsistent with the security and protection intended to be conferred upon the Trustee and the Bondholders.

Satisfaction and Discharge of the Indenture

  The Indenture provides that when, among other things, all Bonds not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within seven months, or (iii) are to be called for redemption within seven months, and the Company deposits or causes to be deposited with the Trustee a sum sufficient to pay the whole amount of the principal of and premium, if any, and interest due or to become due on the Bonds, then the Indenture will cease to be of further effect (except as to the Company's obligations to compensate, reimburse and indemnify the Trustee pursuant to the Indenture and certain other obligations), and the Company will be deemed to have satisfied and discharged the Indenture.

Consolidation, Merger and Sale of Assets

   The Indenture does not prevent the consolidation or merger of the Company with or into any other corporation, or the merger into the Company of any other corporation, or the sale or lease by the Company of its assets substantially as an entirety, provided that (i) any consolidation, merger, sale or transfer shall be on terms that do not impair the lien of the Indenture or any of the rights or powers of the Trustee or the holders of the Bonds; (ii) the successor corporation shall expressly assume the due and punctual payment of the Bonds and the observance and performance of all covenants, conditions and provisions of the Indenture; (iii) immediately after a merger or consolidation, the surviving corporation shall be in compliance with the provisions of the Indenture in all material respects; and (iv) so long as the Series CH Bonds are outstanding, the successor corporation shall be able to incur $1.00 of additional indebtedness for borrowed money. See "Restrictive Covenants."

Book-Entry Notes

    Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued in book-entry form ("Book-Entry Notes"). Upon issuance, all Book-Entry Notes having identical terms and provisions will be represented by a single global security (each, a "Global Note"). Unless otherwise specified in a Pricing Supplement, each Global Note representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary"), and registered in the name of a nominee of the Depositary. Except as set forth below, a Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or any nominee to a successor of the Depositary or a nominee of such successor.

   The Depositary has advised the Company and the Agents that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

    Upon the issuance of Book-Entry Notes by the Company represented by a Global Note, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Book-Entry Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the Agent through or by which such Book-Entry Notes are sold. Ownership of beneficial interests in a Global Note will be limited to participants or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a Global Note will be evidenced only by, and the transfer of any such ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Note. Ownership of beneficial interests in such a Global Note by persons that hold through participants will be evidenced only by, and the transfer of any such ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

   So long as the Depositary, or its nominee, is the registered owner of a Global Note, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Notes represented by such Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note representing Book-Entry Notes will not be entitled to have such Book-Entry Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture or such Global Note. The Company understands that, under existing industry practice, in the event that the Company requests any action of holders of Book-Entry Notes or an owner of a beneficial interest in a Global Note desires to take any action that the Depositary, as the holder of such Global Note, is entitled to take, the Depositary would authorize the participants to take such action and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

   Payments of principal, interest and premium, if any, on the Book-Entry Notes represented by one or more Global Notes will be made by the Company through the Trustee to the Depositary, or its nominee, as the case may be, as the registered owner of such Global Note or Notes. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests. The Company expects that the Depositary, upon receipt of any payment of principal, interest and premium, if any, in respect of a Global Note, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in such Global Note as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in a Global Note will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

   The Company will issue Notes in certificated form in exchange for Global Notes representing Book-Entry Notes only if (i) the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, (ii) the Company at any time determines not to have Book-Entry Notes represented by one or more Global Notes, or (iii) a default under the Indenture has occurred and is continuing. In any such instance, an owner of a beneficial interest in any Global Note will be entitled to physical delivery of Notes in certificated form which are equal in principal amount to such beneficial interest and to have such Notes registered in its name. Such Notes so issued will be issued in registered form only without coupons and in denominations of $1,000 and multiples thereof. If notes are issued in certificate form, the Company will execute a supplemental indenture providing for such certificates and, among other things, establishing appropriate record dates for the payment of interest.

   The  information  above  concerning  the  Depositary  and  the
Depositary's  book-entry  system  has  been  obtained  from   the
Depositary. None of the Company, the Trustee or the Agents takes responsibility for the accuracy or completeness thereof.

  None of the Company, the Trustee or any agent for payment on or registration of transfer or exchange of any Global Note will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Note or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Concerning the Trustee

   The First National Bank of Boston, as Trustee under the Indenture, is the trustee for Bonds of the Company currently outstanding under the Indenture. It has from time to time and may continue to provide loans to the Company in the ordinary course of business.

                   CERTAIN TAX CONSIDERATIONS

   The following summarizes certain United States Federal income tax considerations that may be relevant to a holder of Notes and is based on laws, existing Treasury regulations, rulings, judicial decisions and other authorities as of the date hereof, all of which are subject to change. Prospective investors should consult their own tax advisors in determining their tax consequences from purchasing, holding or disposing of Notes, including the application to their particular situations of the tax considerations discussed below, and in determining the application of state, local or other tax laws as well as prospects for changes in Federal income tax laws or interpretations.

   Payments of interest on a Note (other than an OID Note, as discussed below) will generally be taxable to a holder as gross income at the time it is paid or accrued in accordance with the holder's method of tax accounting. A Note may be issued for an amount less than its stated redemption price at stated maturity, and that difference may give rise to original issue discount ("OID"). Notes issued with OID are referred to as "OID Notes." Holders of OID Notes should be aware that they must, in general, include OID income on an accrual method, i.e., in advance of the related cash payments. Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Note will be an OID Note.

                      PLAN OF DISTRIBUTION

   Under the terms of a Distribution Agreement between the Agents and the Company, the Notes are being offered on a continuing basis by the Company through the Agents, which have agreed to use their reasonable efforts to solicit offers to purchase the Notes. The Notes will be issued at 100% of the principal amount thereof, unless otherwise indicated in the applicable Pricing Supplement. The Company will pay to the Agents a commission of from .125% to
 .750% of the principal amount of each Note, depending on its maturity, sold through the Agents. The Company has reserved the right to appoint other agents, upon 30 days' prior written notice to the Agents, but only if such other agent agrees to be bound by the terms of the Distribution Agreement; any such other agents will be named in the appropriate Pricing Supplement. The Company and the Agents will have the right to accept offers to purchase Notes and may reject any such offer, in whole or in part.

   The Company also may sell Notes to any Agent, acting as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors or to another broker-dealer (acting as principal for purposes of resale) at varying prices related to prevailing market prices at the time of such resale, as determined by such Agent. An Agent may resell a Note purchased by it as principal to another broker-dealer at a discount, provided such discount does not exceed the commission or discount received by such Agent from the Company in connection with the original sale of such Note. The Company may also sell Notes directly to investors on its own behalf at a price to be agreed upon at the time of sale. In the case of sales made directly by the Company, no commission or discount will be paid or allowed.

   The Notes will not have an established trading market when issued and will not be listed on any securities exchange. The Agents may make a market in the Notes but are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any Notes, or that any Notes will be sold.

   The Agents, whether acting as agent or principal, and dealers to which the Agents may sell for resale to investors or other purchasers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Agents against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the Agents may be required to make in respect thereof. The Company also has agreed to reimburse the Agents for certain expenses.

   The Agents have in the past performed, and in the future may perform, various services for the Company in the ordinary course of business.

                         LEGAL OPINIONS

   The validity of the Notes will be passed upon for the Company by Palmer & Dodge, counsel to the Company, One Beacon Street, Boston, Massachusetts, and certain legal matters will be passed upon for the Agents by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York.

                            EXPERTS

    The financial statements and schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, incorporated by reference in this Prospectus and in the Registration Statement, have been audited by Grant Thornton LLP, independent auditors, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.







No  dealer, salesperson or any
other    person    has    been
authorized   to    give    any
information  or  to  make  any              $75,000,000
representation  not  contained
in  this Prospectus (including
any    accompanying    Pricing              Colonial Gas
Supplement) and, if  given  or                Company
made,   such  information   or
representation  must  not   be
relied  upon  as  having  been
authorized  by the Company  or
by  any  of the Agents.   This
Prospectus   (including    any          SECURED MEDIUM TERM
accompanying           Pricing            NOTES, SERIES A
Supplement)      does      not
constitute an offer to sell or
a solicitation of any offer to            ________________
buy   any  of  the  securities
offered  hereby or thereby  in
any jurisdiction to any person               PROSPECTUS
to whom it is unlawful to make
such     offer     in     such
jurisdiction.    Neither   the           September 27, 1995
delivery of this Prospectus by           _________________
the  Company  or  any  of  the
Agents   nor  any  sale   made           Smith Barney Inc.
hereunder  shall,  under   any
circumstances,   create    any       A.G. Edwards & Sons, Inc.
implication  that  there   has
been  no change in the affairs        PaineWebber Incorporated
of  the Company since the date
hereof or that the information
contained  or incorporated  by
reference herein is correct as
of  any time subsequent to its
date.



       _______________

      TABLE OF CONTENTS

                          Page

Available Information
Incorporation of Certain
  Information by Reference
The Company
Selected Financial
  Information
Use of Proceeds
Description of Notes
Certain Tax Considerations
Plan of Distribution
Legal Opinions
Experts